Exhibit 10.1

DIAMOND OFFSHORE DRILLING, INC.

2020 KEY EMPLOYEE INCENTIVE PLAN

1.    Purpose. The purpose of this Diamond Offshore Drilling, Inc. 2020 Key Employee Incentive Plan (this “Plan”), is to promote the interests of Diamond Offshore Drilling, Inc., a Delaware corporation, or any successor corporation (the “Company”) by providing incentives to key management personnel of the Company to make extraordinary efforts to execute the strategic objectives of the Company in a manner most beneficial to the Company and its stakeholders.

2.    Effective Date of this Plan. This Plan is effective as of April 21, 2020 (the “Effective Date”) and was amended and restated, effective as of June 23, 2020.

3.    Definitions. For the purposes of this Plan:

(a)    “Ad Hoc Group” has the meaning set forth in the Verified Statement Pursuant to Bankruptcy Rule 2019 dated May 22, 2020 [Docket No. 191] filed in the Chapter 11 Cases.

(b)    “Award Letter” means, the award letter delivered to a Participant granting a Participant the opportunity to earn a KEIP Payment.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Catch-Up Payment” shall have the meaning set forth in Appendix A.

(e)    “Cause” shall mean have the meaning set forth in the employment or engagement agreement between a Participant and the Company or any of its subsidiaries or affiliates, if such an agreement exists and contains a definition of “Cause” or term of similar import; otherwise Cause shall mean (i) conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling a Participant’s employment, engagement or directorial duties, (iii) willful and deliberate failure on the part of a Participant to perform the Participant’s employment, engagement or directorial duties in any material respect or (iv) such other events as shall be determined in good faith by the Board. The Board shall, unless otherwise provided in an Award Letter or employment or engagement agreement with the Participant, have the sole discretion to determine whether Cause exists, and its determination shall be final.

(f)    “Chapter 11 Cases” refers to In re Diamond Offshore Drilling, Inc., et. al., Case No. 20-32307 (DRJ) (Bankr. S.D. Tex. 2020).

(g)    “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder, as they may from time to time be in effect (and any applicable Internal Revenue Service guidance thereunder).

(h)    “Committee” means the Compensation Committee of the Board, or any other committee authorized by the Board to administer this Plan. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes of this Plan.

(i)    “Company Group” means the Company and its direct and indirect majority-owned subsidiaries.

(j)    “Disability” shall have the meaning set forth in the employment or engagement agreement between a Participant and any member of the Company Group, if such an agreement exists and contains a definition of Disability or term of similar import; otherwise “Disability” means the inability of a Participant to engage in any substantial gainful substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as provided in Section 409A(a)(2)(C) of the Code, including Prop. Treas. Reg. § 1.409A-3(g)(4). A Participant will be deemed disabled if such Participant is determined to be totally disabled by the Social Security Administration. Moreover, a Participant will be deemed disabled if such Participant is determined to be disabled in accordance with a disability insurance program of the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of the Code, including Prop. Treas. Reg. § 1.409A-3(g)(4).

(k)    “Emergence Date” means the effective date of the Company’s and its debtor subsidiaries emergence from Chapter 11 bankruptcy proceedings.

(l)    “Emergence Payment” shall have the meaning set forth in Section 5(b)(i).

(m)    “Fiscal Quarter” means each of the four three-month periods that make up the Performance Period, specifically, April 1, 2020 through June 30, 2020, July 1, 2020 through September 30, 2020, October 1, 2020 through December 31, 2020 and January 1, 2021 through March 31, 2021.

(n)    “Good Reason” shall have the meaning set forth in the employment or engagement agreement between a Participant and any member of the Company Group; if no such agreement containing a definition of “Good Reason” is then in effect, the “Good Reason” shall mean, without the Participant’s consent: (i) a material reduction in the Participant’s annual base salary, other than an across the board reduction to base salary for all senior executives of the Company of no more than ten percent (10%); (ii) a material diminution in the Participant’s title; or (iii) the relocation of the Participant’s principal place of employment to a location that increases the Participant’s one-way commute by more than 25 miles in excess of his or her then-current commuting distance (it being understood that temporary relocations on account of disaster or other disruption shall not constitute Good Reason). Notwithstanding the above, the events described in clauses (i), (ii) and (iii) above shall not constitute Good Reason unless the Participant notifies the Company in writing within ten (10) days of the event giving rise to Good Reason and the Company has failed to cure the circumstances giving rise to Good Reason within thirty (30) days following such notice by the Participant (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then the Participant may tender his or her resignation for Good Reason, such resignation to be effective no later than fifteen (15) days following the end of the Cure Period; it being understood that if the Participant fails to resign within such fifteen (15) day period, his or her right to terminate his or her employment for Good Reason shall be deemed to be waived.

(o)    “KEIP Payment” means each of the payments described in Section 5 of this Plan, including any Quarterly Payment, Catch-Up Payment and any adjustment thereto payable hereunder.

(p)    “KEIP Payment Pool” means the aggregate amount of all KEIP Payments available to all Participants under this Plan.

(q)    “Participant” shall have the meaning as set forth in Section 4 of this Plan.

(r)    “Performance Goals” means the goals for the Performance Metrics as established by the Committee for each Fiscal Quarter and set forth in in Appendix A or otherwise communicated to each Participant. For purposes of the Catch-Up Payments described in Appendix A, “Performance Goals” will consist of: (i) cumulative Threshold Performance Goals, (ii) cumulative Target Performance Goals and (iii) cumulative Stretch Performance Goals ((i) through (iii), collectively, the “Cumulative Performance Goals”).

(s)    “Performance Metrics” means the specific performance metrics used in determining Performance Goals or Cumulative Performance Goals. Performance Metrics may include, without limitation, one or more of the following: (i) adjusted earnings before interest, tax, depreciation and amortization, (ii) revenue, (iii) cost savings and other transformation goals, (iv) free cash metrics, (v) productivity goals, (vi) safety metrics, and, in each case, may be based on the Company as a whole or any individual business or division (or group of businesses or divisions) thereof and may be calculated based on applicable accounting principles or such other methodology as determined appropriate by the Committee. Where applicable, the performance metrics may be expressed in terms of attaining a specified level of the particular metric or the attainment of a percentage increase or decrease in the particular metric, and may be applied to one or more of the Company, a subsidiary or affiliate, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.

(t)    “Performance Period” means the period commencing on April 1, 2020 and ending on March 31, 2021.

(u)    “Stretch” means the Performance Goal established for maximum performance as established by the Committee for any Fiscal Quarter and set forth in Appendix A or otherwise communicated to each Participant.

(v)    “Target” means the Performance Goal established for target performance as established by the Committee for any Fiscal Quarter and set forth in Appendix A or otherwise communicated to each Participant.

(w)    “Target Date” means the date that is the later of (i) four (4) months from the date on which the Company and its debtor subsidiaries receive a binding restructuring term sheet from the Ad Hoc Group that is reasonably acceptable to the boards of directors, or managers, as applicable, of each of the Company and its debtor subsidiaries and (ii) November 30, 2020.

(x)    “Threshold means the Performance Goal established for threshold performance as established by the Committee for any Fiscal Quarter and set forth in Appendix A or otherwise communicated to each Participant.

4.    Eligible Participants. Each employee of the Company Group selected by the Committee to participate in the Plan that receives an Award Letter shall be a “Participant” under this Plan and eligible to receive KEIP Payments in the amounts as set forth in his or her Award Letter based on the methodology set forth in Appendix A.

5.    Terms of Participation. Unless otherwise determined by the Committee:

(a)    KEIP Payment Opportunity. Each Participant shall be eligible to receive a KEIP Payment with an aggregate target bonus opportunity for all four Fiscal Quarters equal to the amount specified in the Participant’s Award Letter (the Participant’s “Target KEIP Payment”) with 25% of the Target KEIP Payment being allocated to be earned each Fiscal Quarter. The amount of the KEIP Payment shall be determined based upon achievement of the applicable Performance Goals for each Fiscal Quarter (subject to the Catch-Up provision described in Appendix A). Notwithstanding the foregoing, the Committee may provide that an employee who commences employment with the Company Group, or is promoted or transferred within the Company Group, shall be eligible to receive a prorated KEIP Payment based on the date such person first becomes eligible to participate in the Plan.

(b)    KEIP Payments.

(i)    Subject to the provisions of this Plan (including Sections 5(b)(ii) and 6(a) and Appendix A) and any Award Letter, each Participant shall be eligible to receive a pro-rata portion of such Participant’s KEIP Payment for each of the four Fiscal Quarters, based upon the extent to which the Performance Goals have been achieved for such Fiscal Quarter (the “Quarterly Payment” for such Fiscal Quarter). Promptly after the end of each Fiscal Quarter and as soon as quarterly financials are available, the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount of the Quarterly Payment payable to each Participant hereunder. Eighty percent (80%) of any Quarterly Payment and any Catch-Up Payment required to be made under the Plan shall be paid in cash by the applicable member of the Company Group as soon as practicable in the calendar month following the end of the applicable Fiscal Quarter and in any event not later than 60 days after the end of the applicable Fiscal Quarter. Subject to the terms of Section 5(b)(ii), up to twenty percent (20%) of any Quarterly Payment and any Catch-Up Payment required to be made under the Plan shall be subject to the satisfaction of the emergence performance condition (each, a “Emergence Payment”) and paid, if at all, in accordance with Section 5(b)(ii). No Quarterly Payment shall be payable unless the Threshold level of performance of the applicable Performance Goals has been achieved for such Fiscal Quarter.

(ii)    Emergence Payments, if any, shall be paid in cash by the applicable member of the Company Group on, but in no event later than 60 days following, the Emergence Date. The portion of the Emergence Payments that will be payable to a Participant will be determined as follows:

(A)    If the Emergence Date is on or before the Target Date, then one hundred percent (100%) of the Emergence Payments will become payable to the Participant.

(B)    If the Emergence Date is after the Target Date, but on or before the date that is one (1) month following the Target Date, then seventy percent (70%) of the Emergence Payments will become payable to the Participant and the remaining thirty percent (30%) of the Emergence Payments will be forfeited without payment.

(C)    If the Emergence Date is after the date that is one (1) month following the Target Date, but on or before the date that is two (2) months following the Target Date, then fifty-five percent (55%) of the Emergence Payments will become payable to the Participant and the remaining forty-five (45%) of the Emergence Payments will be forfeited without payment.

(D)    If the Emergence Date is after the date that is two (2) months following the Target Date, but on or before the date that is three (3) months following the Target Date, then forty percent (40%) of the Emergence Payments will become payable to the Participant and the remaining sixty (60%) of the Emergence Payments will be forfeited without payment.

(E)    If the Emergence Date is after the date that is three (3) months following the Target Date, but on or before the date that is four (4) months following the Target Date, then twenty-five percent (25%) of the Emergence Payments will become payable to the Participant and the remaining seventy-five (75%) of the Emergence Payments will be forfeited without payment.

(F)    If the Emergence Date is after the date that is four (4) months following the Target Date, but on or before the date that is five (5) months following the Target Date, then ten percent (10%) of the Emergence Payments will become payable to the Participant and the remaining ninety (90%) of the Emergence Payments will be forfeited without payment.

(G)    If the Emergence Date is after the date that is five (5) months following the Target Date, then one hundred percent (100%) of the Emergence Payments will be forfeited without payment.

(iii)    Except as otherwise provided herein, in order to earn a Quarterly Payment, Catch-Up Payment or Emergence Payment, a Participant must remain actively employed by the Company Group (and not have been provided or received any notice of termination of employment with the Company Group) through the date on which such Quarterly Payment, Catch-Up Payment or Emergence Payment is paid. For the avoidance of doubt, except as set forth in Sections 6(a) and 6(b), a Participant whose employment with the Company Group terminates for any reason (including the Participant’s resignation) before the payment date shall forfeit the right to the Quarterly Payment, Catch-Up Payment or Emergence Payment payable on such date.

(iv)    If the Emergence Date occurs before the end of the Performance Period, then, notwithstanding anything to the contrary herein, the Committee shall measure both quarterly and cumulative performance as of the Emergence Date and shall compare actual performance against the quarterly and cumulative Performance Goals for the relevant Fiscal Quarter in which the Emergence Date occurs. Each Participant shall receive an amount equal to a pro-rated portion of the Quarterly Payment and a Catch-Up Payment, if applicable, he or she would have been entitled to receive if the Plan had continued through the end of such Fiscal Quarter based on actual performance, as described in the preceding sentence, multiplied by (ii) a fraction, (A) the numerator of which is equal to the number of calendar days that have elapsed during the applicable Fiscal Quarter prior to the Emergence Date, and (B) the denominator of which is equal to the total number of calendar days in the applicable Fiscal Quarter during which the Emergence Date occurs. Eighty percent (80%) of the amount calculated in accordance with the preceding sentence shall be payable as soon as practicable and in any event not later than 60 days after the Emergence Date, subject to a Participant’s continued employment through both the Emergence Date and the date of payment and the remaining twenty percent (20%) of the amount calculated in accordance with the preceding sentence will be deemed Emergence Payments and shall be payable, if at all, in accordance with Section 5(b)(ii) of the Plan. The Committee may, in its discretion, determine whether to continue or replace the Plan following the Emergence Date.

6.    Termination of Employment; Forfeitures.

(a)    Termination Without Cause; Resignation for Good Reason; Death, Disability. Notwithstanding anything herein to the contrary, upon a Participant’s involuntary termination by the Company Group without Cause, voluntary resignation for Good Reason, if applicable, or due to the Participant’s death or Disability, such Participant shall receive an amount equal to (i) the next Quarterly Payment and a Catch-Up Payment, if applicable, he or she would have been entitled to receive if he or she had continued to be employed with the Company Group through the next applicable payment date, determined based on actual level of performance achievement for such Fiscal Quarter multiplied by (ii) a fraction, (A) the numerator of which is equal to the number of calendar days that have elapsed during the applicable Fiscal Quarter prior to the date of termination of employment, and (B) the denominator of which is equal to the total number of calendar days in the applicable Fiscal Quarter during which the Participant’s employment terminates. Eighty percent (80%) of the amount calculated in accordance with the preceding sentence shall be payable at the same time that such Quarterly Payment and Catch-Up Payment, if applicable, are paid to other Participants and the remaining twenty percent (20%) of the amount calculated in accordance with the preceding sentence will be deemed Emergence Payments and shall be payable, if at all, at the same time that such Emergence Payments are paid to other Participants in accordance with Section 5(b)(ii) of the Plan as if the Participant had remained employed through the payment date.

(b)    Termination for Cause; Voluntary Resignation without Good Reason; Forfeiture. Upon a Participant’s voluntary resignation other than for Good Reason or termination by the Company Group for Cause, such Participant will forfeit eligibility to receive any future KEIP Payments. Notwithstanding the preceding sentence, upon a Participant’s voluntary resignation other than for Good Reason, any Emergence Payments relating to previously completed Fiscal Quarters shall remain outstanding and shall be payable, if at all, at the same time that such

Emergence Payments are paid to other Participants in accordance with Section 5(b)(ii) of the Plan as if the Participant had remained employed through the Emergence Date and the payment date.

(c)    Reallocation. In the event that a Participant is not entitled for any reason to receive any KEIP Payments for which he or she is eligible (including due to a forfeiture under Section 6(b)), the forfeited KEIP Payment(s) that would have been received by such Participant shall be redistributed to the KEIP Payment Pool and may be allocated to new Participants, as determined in the reasonable discretion of the Committee, or if the Committee delegates its authority to the Company’s Chief Executive Officer, as determined in the reasonable direction of the Company’s Chief Executive Officer. For the avoidance of doubt any forfeited KEIP Payments may not be reallocated to existing Participants in the Plan.

7.    Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer this Plan to an officer of the Company. The Committee (or its delegate) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee (or its delegate) shall be binding on all Participants and shall be accorded the maximum deference permitted by law. Such designations, determinations, interpretations and decisions by the Committee need not be the same with respect to each Participant (whether such Participants are similarly situated or not).

(a)    General. All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In connection with any sale, transfer or other disposition of all or substantially all the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan’s sponsorship, in whole or in part.

(b)    Adjustments. The Committee may, in its discretion, adjust any Performance Metrics on a pro forma basis or otherwise to take into account (i) any acquisitions or dispositions consummated during any Fiscal Quarter or the Performance Period or otherwise affecting the Performance Goals or Cumulative Performance Goals, (ii) any material change in the Company’s business plan or (iii) any other event or circumstance as determined appropriate. The determination of the Performance Metrics (and calculations thereof) and any adjustments thereto by the Committee shall be final, conclusive and binding on all Participants and other persons.

(c)    Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, and the Company may require such Participant, as a condition precedent to such payment, to execute a release to such effect.

(d)    Form of Payment; Withholding. Payment of amounts due under this Plan shall be provided to a Participant in the same manner as such Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company. The Company will withhold all applicable taxes and any other required withholdings to be withheld with respect to the payment of any award pursuant to this Plan.

(e)    Unfunded Arrangement; Exclusion of Compensation. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. KEIP Payments shall not be considered as extraordinary, special incentive compensation, and will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit Plan or arrangement of the Company Group, except as otherwise provided in any such other benefit plan.

(f)    Amendment and Termination. The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of any existing Participant regarding any KEIP Payment without the prior written consent of the affected Participant. Subject to the foregoing, this Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

(g)    No Right to Continued Employment. Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

(h)    Expenses of Plan. Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.

(i)    Captions. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(j)    Governing Law. The administration of this Plan shall be governed by the substantive laws of the State of Delaware, without regard to principles of conflicts of laws. Any persons or corporations who now are or shall subsequently become parties to this Plan shall be deemed to consent to this provision.

(k)    Jurisdiction. The Participants agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Plan, whether in contract, tort or otherwise, shall be brought in the federal or state courts in Texas, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Plan shall be deemed to have arisen from a transaction of business in the State of Texas. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

(l)    Notices. All notices and other communications under this Plan shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:

If to the Participant:

The address of his principal residence as it appears in the Company’s records, with a copy to him at his office in Houston, Texas.

If to the Company:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094-1800

Attention: Corporate Secretary

Facsimile: (281) 647-2223

or to such other address as any party shall have furnished to the other in writing in accordance with this Section 7(l). Notice and communications shall be effective when actually received by the addressee if given by hand delivery or confirmed fax, when deposited with a courier service if given by overnight courier, or two (2) business days following mailing if delivered by first class mail.

(m)    Section 409A.

(i)    The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Code (“Section 409A”). To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Each Participant’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Notwithstanding the foregoing, in no event whatsoever shall the Company Group be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.

(ii)    Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that is considered nonqualified deferred compensation under Section 409A and is designated under this Plan as payable upon the Participant’s termination of employment shall be payable only upon the Participant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii)    Notwithstanding anything in this Plan to the contrary, if the Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service with the

Company or (B) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to Participant under this Plan shall be paid as otherwise provided herein.

Appendix A

Determination of Payments

The Plan establishes a “Target KEIP Payment” for each Participant, representing the designated payout of the KEIP award if the Company’s actual performance against each of the Performance Goals is at the Target level. The actual payout of each KEIP award can be in a range from 50% (Threshold) to 150% (Stretch) of the Target KEIP Payment amount specified in the Participant’s Award Letter, depending upon performance against the Performance Goals, with no payment made for any portion of the KEIP award allocated to a Performance Goal for which performance is below Threshold.

The Target KEIP Payment is divided into four equal amounts (each, a “Target Quarterly KEIP Payment”), eligible to be paid on a quarterly basis, based upon achievement of quarterly Performance Goals for each Fiscal Quarter, subject to the Catch-Up provision set forth below.

The amount of the payment will depend upon the achievement of the following three Performance Metrics: (i) Rig Efficiency (as defined below), which is weighted 40%; (ii) the number of Lost Time Incidents (as defined below), which is weighted 20% and (iii) Reduction in Overhead Expenses (as described below), weighted at 40%.

Performance Goal #1

Target Rig Efficiency for each Fiscal Quarter in the Performance Period shall equal 93%, on average (the “First Goal Target”). Payout of the KEIP Payment, which is allocated to the First Goal Target shall be determined based on performance against the First Goal Target, in accordance with the table below. Linear interpolation shall be applied to determine Payout Percentage in the event of performance falling between the levels stated in the table. For the avoidance of doubt, no credit shall be provided if actual performance is below Threshold.

For purposes of this Appendix A, “Rig Efficiency” means the average contracted rig efficiency (expressed as a percentage), determined in a manner consistent with the Company’s control systems and historical past practice with respect to the methodology utilized.

Performance Level	Actual Performance	Payout Percentage
Below Threshold	Less than 91%	0%
Threshold	91%	50%
Target	94%	100%
Stretch	97% or greater	150%

Performance Goal #2

The Company shall experience only one Lost Time Incident for each Fiscal Quarter included in the Performance Period (the “Second Goal Target”). For the avoidance of doubt, LTI shall not take into account any COVID-19 related illness, injury, treatment or precaution in respect of the foregoing if it is determined necessary or advisable by the Company. Payout of the KEIP

Payment, which is allocated to the Second Goal Target shall be determined based on performance against the Second Goal Target, in accordance with the table below. For the avoidance of doubt, no credit shall be provided if actual performance is below Threshold.

For purposes of this Appendix A, “Lost Time Incident” or “LTI” shall have the meaning set forth in industry-recognized HSE metrics used by the International Association of Drilling Contractors.

Performance Level	Actual Performance	Payout Percentage
Below Threshold	3 LTIs or above	0%
Threshold	2 LTIs	50%
Target	1 LTI	100%
Stretch	No LTIs	150%

Performance Goal #3

Achieve the Reduction in Overhead Expenses indicated in the table below for each Fiscal Quarter included in the Performance Period (the “Third Goal Target”). The percentage of achievement against the Third Goal Target shall be determined in accordance with the schedule in the table below, based upon a target of 100% achievement of the Third Goal Target. Linear interpolation shall be applied to determine Percentage Credit Towards Performance Goal in the event of performance falling between the levels stated in the table. For the avoidance of doubt, no credit shall be provided if actual performance is below Threshold.

For purposes of this Appendix A, “Reduction in Overhead Expenses” means reduction in total consolidated office overhead expense (i.e., general and administrative expenses (G&A), shorebase expenses and indirect costs, excluding fees, costs and expenses of third party advisors and consultants and other costs related to the Company’s restructuring activities and also excluding fees, costs and expenses incurred in connection with (a) changes in applicable laws or regulations, (b) events or conditions determined to be extraordinary or unusual in nature or infrequent in occurrence, (c) the disposal or addition of a business segment or material asset, (d) a change in accounting principles, (e) any transaction or capital expenditure entered into by the Company or any of its subsidiaries that has the effect of increasing fees, costs or expenses during the Performance Period in exchange for a commensurate material benefit to be received in the future by the Company or any of its subsidiaries and (f) the Company’s employee incentive programs) indicated in the table below for each quarter included in the Performance Period as compared to the Company’s quarterly average total consolidated office overhead expense for the fourth quarter of 2019 and the first quarter of 2020.

Performance Level	Actual Performance				Payout Percentage
	Q2 2020	Q3 2020	Q4 2020	Q1 2021
Below Threshold	<8%	<14%	<18%	<21%	0%
Threshold	8%	14%	18%	21%	50%
Target	18%	25%	29%	31%	100%
Stretch	29%	36%	39%	40%	150%

Payment for Weighted Average Performance

The level of overall achievement against all three Performance Goals shall determine the percentage of the KEIP Payment that is paid each Fiscal Quarter in accordance with the schedule in the table below:

Average Performance Level	Average Percentage Credit Towards Performance Goals	Percent of Target Amount of Performance Award to be Paid
Below Threshold	Less than 50%	0%
Threshold	50%	50%
Target	100%	100%
Stretch	150% or greater	150%

For purposes of the table above, the Payout Percentage shall equal the sum of the following:

(Payout Percentage for the First Goal Target x 0.4) + (Payout Percentage for the Second Goal Target x 0.2) + (Payout Percentage for the Third Goal Target x 0.4).

Catch-Up

In addition to performance being measured for each Fiscal Quarter, Performance Goals will be measured cumulatively at the end of the Fiscal Quarters ending September 30, 2020, December 31, 2020 and March 31, 2021 (each, a “Catch-Up Measurement Date”), taking into account each such Fiscal Quarter and all preceding Fiscal Quarters. To the extent that performance was not achieved at the Stretch level of performance with respect to each of the Performance Goals for the Fiscal Quarters ending June 30, 2020, September 30, 2020, December 31, 2020, and March 31, 2021, a Participant will be eligible to earn an additional amount for each such Fiscal Quarter (a “Catch-Up Payment”). A Catch-Up Payment will be made at the conclusion of each Fiscal Quarter’s Catch-Up Measurement Date based on the extent to which the Company meets or exceeds the Cumulative Performance Goals, as specified below, as of such Catch-Up Measurement Date.

Calculation to Determine Catch-Up Payment as of any Catch-Up Measurement Date:

Step 1: Calculate the performance for the recently completed Fiscal Quarter.

Step 2: Calculate the cumulative performance for the period commencing as of April 1, 2020 through the relevant Catch-Up Measurement Date (the “Relevant Period”), less any Quarterly Payments and Catch-Up Payments previously paid or Quarterly Payment payable to the Participant based on Relevant Period; provided, that in no event shall such Catch-Up Payment be greater than the cumulative quarterly KEIP Payments assuming Stretch level of performance for the Relevant Period.

Cumulative Performance Goals:

1.    Cumulative Performance Goals:

	Cumulative Performance Goals First Cumulative Period 4/1 through 9/30/2020			Cumulative Performance Goals Second Cumulative Period 4/1 through 12/31/2020			Cumulative Performance Goals Third Cumulative Period 4/1/2020 through 3/31/2021
Performance Level (Payout Percentage)	Threshold (50%)	Target (100%)	Stretch (150%)	Threshold (50%)	Target (100%)	Stretch (150%)	Threshold (50%)	Target (100%)	Stretch (150%)
Cumulative Rig Efficiency (40% Weighting)	91%	94%	97%	91%	94%	97%	91%	94%	97%
Cumulative LTIs (20% Weighting)	4	2	0	6	3	0	8	4	0
Cumulative Reduction in Overhead Expenses (40% Weighting)	11%	22%	32%	14%	24%	34%	16%	26%	36%

2.    For purposes of this Catch-Up provision:

(a)    “Cumulative Rig Efficiency” means the average Rig Efficiency based on actual performance achieved for the Fiscal Quarter ending on the relevant Cumulative Measurement Date and the preceding Fiscal Quarters.

(b)    “Cumulative LTIs” means the aggregate LTIs based on actual performance achieved for the Fiscal Quarter ending on the relevant Cumulative Measurement Date and the preceding Fiscal Quarters.

(c)    “Cumulative Reduction in Overhead Expenses” means the percentage of the average Reduction in Overhead Expenses based on actual performance achieved for the Fiscal Quarter ending on the relevant Cumulative Measurement Date and the preceding Fiscal Quarters.

Linear interpolation shall be applied to determine Payout Percentage in the event of performance falling between the levels stated in the table.

A-4